Exhibit 10.1
PEOPLES BANCORP INC.
CONSULTING AGREEMENT

This Consulting Agreement (hereinafter “Agreement”) is made as of March 20, 2024 (the “Effective Date”), by and between Charles W. Sulerzyski (hereinafter “Consultant”) and Peoples Bancorp Inc. and Peoples Bank (collectively “Company”). Consultant and Company are sometimes referred to herein collectively as the “parties” and each individually as a “party.”

WHEREAS, the parties agree and acknowledge that Consultant has been employed by Company and certain subsidiaries of Company and currently serves as President and Chief Executive Officer (“CEO”) and as a director of Company and as an officer and/or a director of certain subsidiaries of Company;

WHEREAS, Consultant intends to retire from full-time employment and as an officer and director of Company and each of its subsidiaries as of March 31, 2024 (the “Retirement Date”); and

WHEREAS, Company desires to retain the services of Consultant, in a limited advisory capacity, for a period of 12 months after the Retirement Date.

NOW, THEREFORE, in exchange for and in consideration of each of the following promises and other valuable consideration as described in this Agreement, the parties hereby agree as follows:
1.Advisory Services. For a period of 12 months following the Retirement Date (the “Advisory Term”), Consultant shall provide consulting and advisory services (the “Advisory Services”) to Consultant’s successor as CEO (“Successor CEO”). Such Advisory Services will be provided on an “as-needed” basis as reasonably requested by the Successor CEO and may include, without limitation, consultation and advice relating to quarterly earnings calls, communications with analysts and other investor relations activities, customer and industry outreach and networking, business strategy and development activities, mergers and acquisitions, and such other consulting and advisory services reasonably requested by the Successor CEO from time to time; provided, however, that in no event shall such services by Consultant exceed 20% of the services historically performed by Consultant for the Company. Consultant shall report directly to the Successor CEO. Consultant and Company acknowledge and agree that a significant portion of the Advisory Services are expected to be provided remotely by Consultant and that Consultant will not be provided a designated office or administrative support (and any work space and/or administrative support for Consultant will be provided only on an “as-needed” basis as determined by the Successor CEO). Company acknowledges and agrees that Consultant is not obligated to incur any out-of-pocket or administrative expenses in connection with the performance of Advisory Services unless reimbursed in accordance with this Agreement. In connection with the Advisory Services, Consultant will be given a new Company email address to use during the Advisory Term.

2.     Compensation for Advisory Services, Release, and Covenants. As compensation for the Advisory Services described in Section 1 above, the release of claims described below, and extension of the covenants set forth in the Confidentiality, Non-Competition, Non-Solicitation, Non-Disparagement, Cooperation and Return of Property Agreement between the Company and Consultant dated April 4, 2011, as described in Exhibit A:

a.Quarterly Payments. Company shall cause Consultant to be paid four quarterly payments of $200,000 each, payable on March 31, 2024; June 30, 2024; September 30, 2024, and December 31, 2024; with each payment subject to withholding for applicable taxes or deductions and reporting on IRS Form W-2.

b.General Release. Consultant’s right to receive the fourth payment described above is conditioned upon Consultant’s execution of a general release which releases the Company and its respective directors, officers and employees from any claims that Consultant may have under various laws and regulations and the expiration of any right Consultant may have to revoke such general release, with such revocation right not being executed.
c.Expenses. Company shall (i) pay for Consultant’s subscription to American Banker for 2024 and 2025 and (ii) reimburse Consultant for reasonable expenses incurred by Consultant in connection with the performance of the Advisory Services, including reasonable travel expenses in connection with Consultant’s service as President of the Community Depository Institutions Advisory Council (for the duration of his term as President), subject in each case to prior approval of such expenses by the Successor CEO.

d.Employee Benefits. The Consultant will participate in the Company’s employee benefits as set forth in Exhibit A.

e.Medical Insurance Expense Reimbursement. Provided that Consultant and enrolled dependents timely elect COBRA continuation coverage, Company shall reimburse Consultant for that portion of the premium payments for COBRA continuation coverage for medical, dental and vision insurance benefits for Consultant and enrolled dependents that would be in excess of the premium costs for eligible active employees for the applicable insurance coverages, while Consultant is providing Advisory Services (“COBRA Reimbursements”). Such COBRA Reimbursement shall be subject to withholding for applicable taxes or deductions and reporting on IRS Form W-2.

Consultant acknowledges and agrees that the compensation described in this Section 2 hereof (the “Consideration”), shall be the only payments made to Consultant and shall constitute the entire financial consideration to be paid in exchange for the agreements contained herein. Consultant acknowledges and affirms that the Consideration constitutes consideration to which the Consultant is not otherwise entitled.
3.     Taxes. Except as otherwise provided herein, Consultant agrees to be solely liable for any and all income taxes, employment taxes or other taxes or assessments owed by Consultant in connection with any payment made pursuant to this Agreement.

4.     Return of Property. Immediately upon the Retirement Date, Consultant shall return to Company any and all property of Company in Consultant’s possession including, but not limited to, office and file cabinet keys. Consultant agrees that Consultant shall not take, copy, use or reveal to any person in any form or manner, any documents, computer files or information which Company deems confidential or proprietary, including, but not limited to, financial information, business and strategic plans, client lists, and other confidential materials or information.

5.     Consultant Acknowledgments. Consultant acknowledges and agrees that Company has paid Consultant all wages, salary, benefits and other compensation (including any accrued but unpaid vacation pay) to which Consultant is entitled and owed as of the Effective Date. Moreover, except as provided for in this Agreement, Consultant shall not be entitled to receive any other compensation or benefits of any sort from Company and its affiliates, or their respective officers, directors, employees, agents, insurance companies, attorneys, shareholders, or subsidiaries for, without limitation, salary, vacation, bonuses, stock, stock options, health care continuation coverage or any other compensation or benefits. Consultant also understands and agrees that, by entering into this Agreement, any and all rights Consultant had, has or may hereafter have, under any and all agreements between Consultant and Company are hereby revoked, extinguished and released.

6.     Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Ohio.

7.     Enforcement of Terms. Failure to insist upon strict compliance with any of the terms, covenants, or conditions thereof shall not be deemed a waiver of any such term, covenant or condition, nor shall such failure at any one time or more times be deemed a waiver or relinquishment of any other time or times of any right under the terms, covenants, or conditions thereof. If any provision thereof shall be determined to be unlawful or improper, or unenforceable for any other reason, the remaining provisions of this Agreement shall remain in full force and effect.

8.     Modifications. No modification hereof shall be effective unless the same be in writing duly executed by all parties hereto.

9.     Original and Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which shall constitute a single agreement.

10.     Entire Agreement. This Agreement comprises the complete and exclusive statement of the agreement among the parties, superseding all other proposals and prior agreements, oral or written, and all other communication among the parties relating to the subject matter herein. The parties understand and acknowledge that this Agreement is made without reliance upon any statement or representation other than those expressly contained herein. This Agreement shall not be subject to any claim of mistake of fact and is intended to be final and complete. Section headings are for reference purposes only and do not affect the interpretation of this Agreement.

11.     Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted and the remainder of such provisions and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. Consultant acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be given the construction that renders the provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

12.     Binding Authority. The individual signing this Agreement on behalf of Company represents and warrants to Consultant that such individual has the express authority of Company to enter into this Agreement, and that when such individual has executed this Agreement, this Agreement is a valid, binding and enforceable agreement as to Company.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, Consultant hereby executes this Agreement on the date indicated below.

Dated: March 20, 2024          /s/Charles Sulerzyski
Charles W. Sulerzyski

IN WITNESS WHEREOF, Company hereby executes this Agreement on the date indicated below.

Dated: March 20, 2024 PEOPLES BANCORP INC.

By:/s/Tyler Wilcox

Name: Tyler Wilcox

Title: Chief Operating Officer

Dated: March 20, 2024      PEOPLES BANK

By:/s/Tyler Wilcox

Name: Tyler Wilcox

Title: Chief Operating Officer

Exhibit A

Benefit/Agreement	Treatment
Annual Cash Incentive	Not eligible for any bonus period ending after the Retirement Date.
Equity Awards	All awards outstanding on the Retirement Date will become vested and transferable at the time and subject to the conditions specified in the applicable award agreement for a termination due to Retirement, and no additional awards will be granted after the Retirement Date.
Peoples Bancorp Inc. Retirement Savings Plan	Participation in this plan continues until the end of the Advisory Term.
Peoples Bancorp Inc. Amended and Restated Nonqualified Deferred Compensation Plan	The Retirement Date will be a separation from service and benefit payments will commence in January 2025 pursuant to the terms of the plan and his participation election.
Peoples Bancorp Group Term Life Insurance Plan	Coverage ends on the Retirement Date (unless the coverage is converted into an individual policy within 30 days after the Retirement Date).
Split-dollar bank-owned life insurance	Death benefit drops from $50,000 to $25,000 on the Retirement Date.
Medical and dental insurance	Coverage ends on the Retirement Date. Can continue coverage for 18 months by electing COBRA (subsidized through the end of the Advisory Term).
Executive Health Program, Wellness Benefits, Flexible Spending Accounts	Eligibility ends on the Retirement Date.
Peoples’ Employee Stock Purchase Plan	Remain eligible to participate through the end of the Advisory Term.
Change in Control Agreement dated April 4, 2011	Ends on the Retirement Date.
Confidentiality, Non-Competition, Non-Solicitation, Non-Disparagement, Cooperation and Return of Property Agreement	Non-Competition and Non-Solicitation covenants apply for 12 months after the end of the Advisory Term. Confidentiality, Non-Disparagement and Cooperation covenants apply indefinitely.